Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) dated June 13, 2013 and related Prospectus of RenaissanceRe Holdings Ltd. and to the incorporation by reference therein of our reports dated February 21, 2013 , with respect to the consolidated financial statements and schedules of RenaissanceRe Holdings Ltd., and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, Ltd.

Hamilton, Bermuda

June 13, 2013